20 December 2000


Dr. William F. Pratt
Galtech Semiconductor Materials Corporation
923 West 500 North
Lindon, Utah 84042


Re: Second Amended Registration Statement on Form SB-2 of Galtech
Semiconductor Materials Corporation, a Utah corporation (the "Company")


Dear Dr. Pratt:

I have read the disclosure in the above-referenced Registration Statement containing quotations or summarizations of remarks made by me, and I hereby consent to such quotation or summarization of my remarks as set forth therein.

Sincerely yours,

/s/ Worth Allred

Worth Allred